Exhibit 10.59

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), is made and entered into this 1st day of February, 2008, by and between J.J.C. VALLEY PROPERTIES, LLC, (the “Lessor”), and ISI CONTROLS, LTD. (the “Lessee”).

WITNESSETH:

IN CONSIDERATION of the rents and agreements of Lessee herein, Lessor hereby leases to Lessee the following-described premises situated at 3030 East Goodland Drive, City of Appleton, Outagamie County, Wisconsin (hereinafter referred to as the “Premises”), on and subject to the terms, conditions and provisions herein contained.

1.             Term.  To have and to hold the Premises to Lessee for a term of five (5) years, commencing on February 1, 2008 (the “Commencement Date”) and ending at midnight on January 31, 2013 (the “Initial Term”).

2.             Option to Extend Lease Term.  Provided that Lessee is not in default with respect to any term or condition of this Lease, Lessee shall have the option to extend the Lease for two (2) additional five (5)-year terms, provided notice in writing shall be given to Lessor at least one hundred eighty (180) days prior to the end of the initial term of the Lease or any extended term thereof.  The rental for the extension period shall be as provided below.

3.             Rent.  Lessee agrees to pay to Lessor, as rent during the Initial Term of this Lease and the first renewal term, the sum of Fourteen Thousand Dollars ($14,000.00) per month (“Base Rent”), commencing on the Commencement Date and on the 1st day of each calendar month thereafter.  Notwithstanding anything contained in the preceding sentence, unless and until Lessee defaults beyond any applicable notice and cure periods, with respect to any covenant or obligation set forth in this Lease or in the Business Note (the “Note”), executed on even date herewith by and between Lessee and Lessor, Lessee’s obligation to pay rent from the Commencement Date up through and including January 31, 2010, shall abate (the “Rental Abatement Period”).

In the event that Lessee defaults, with respect to any covenant or obligation set forth in this Lease or in the Note during the Rental Abatement Period, which such default is not cured within fourteen (14) days of Lessor’s written notice to Lessee (the “Notice Period”), then this Lease shall terminate on the last day of the Notice Period and all Base Rent that would have been due to Lessor from Lessee during the Rental Abatement Period shall be immediately due and payable.

In the event that Lessee defaults with respect to any covenant or obligation set forth in the Note during the Rental Abatement Period and such default is cured during the Notice Period, then this Lease will not terminate, but the rental abatement shall be revoked retroactive to the Commencement Date.  Thereafter, Lessee’s Base Rent shall be increased to an amount equal to the total of Lessee’s Base Rent that would have been due during the Rental Abatement Period but for the abatement of such Base Rent, plus the total of all Base Rent due throughout the balance of the Initial Term of this Lease divided by the number of months remaining in the Initial Term of this Lease.  Said increased Base Rent shall be due and payable on the first day of the first month immediately after the end of the Notice Period, during which Lessee’s default was cured, and, thereafter, on the first day of each month thereafter throughout the balance of the Initial Term.  During the first renewal term, however, Lessee’s Base Rent shall be reduced to Fourteen Thousand Dollars ($14,000.00) per month payable on the first day of the first month of the first renewal term and on the same day of each successive month thereafter.

In the event that Lessee shall exercise Lessee’s option to renew this Lease for a second renewal term, then Lessee’s monthly rental obligation, throughout the entire second renewal term, shall be equal to ninety-five percent (95%) of the prevailing market rate for commercial premises of like kind construction, design, use, and location (the “Prevailing Market Rate”).  For purposes of this Lease, the Prevailing Market Rate shall be determined, as of the first day of the second renewal term, by the written mutual agreement of Lessor and Lessee.  In the event that Lessee and Lessor have not mutually agreed as to the Prevailing Market Rate by a date that is forty-five (45) days prior to the first day of the second renewal term, then Lessor shall, at Lessor’s expense, obtain an independent written determination of the Prevailing Market Rate from a qualified commercial real estate broker familiar with the Premises and commercial real estate, in general, in Outagamie County, Wisconsin.  Lessee shall also, at Lessee’s expense, obtain an independent written determination of the Prevailing Market Rate from a qualified commercial real estate broker familiar with the Premises and commercial real estate, in general, in Outagamie County, Wisconsin.  If the two (2) opinions are within ten percent (10%) of each other, determined according to ten percent (10%) of the higher of the two (2) opinions, then the Prevailing Market Rate shall be equal to the average of the two (2) opinions.  If the two (2) opinions are not within ten percent (10%) of each other, determined according to ten percent (10%) of the higher of the two (2) opinions, and Lessor and Lessee are still unable to agree as to the Prevailing Market Rate, then the two (2) commercial real estate brokers shall appoint a third qualified commercial real estate broker familiar with the Premises and commercial real estate, in general, in Outagamie County, Wisconsin, the expense of which shall be divided equally between Lessor and Lessee, and the opinion of the third commercial real estate broker shall be the Prevailing Market Rate.

Notwithstanding anything contained in this Section 3 to the contrary, for any month during the second renewal term during which Lessee’s Base Rent is in dispute and subject to the dispute resolution process set forth above, Lessee’s monthly rental obligation shall be Fourteen Thousand Dollars ($14,000.00) subject to adjustment, upward or downward, upon the determination of Lessee’s Base Rent due and owing throughout the second renewal term.  Any such adjustment shall be made to the first and, if necessary, second Base Rent payments due immediately after the final second renewal term Base Rent determination.

4.             Charge for Late Rent.  Any rent not timely paid by or on the fourteenth (14th) day of any calendar month shall accrue a late charge of one and one-half percent (1-1/2%) for each month, or portion thereof, that such rent remains unpaid.

5.             Security Deposit.  Upon the execution of this Lease, Lessee shall pay a security deposit of Fourteen Thousand Dollars ($14,000.00) to be held by Lessor to secure Lessee’s performance of Lessee’s obligations and protect Lessor’s rights under this Lease, which sum shall be refunded to Tenant within ten (10) days of the expiration of this Lease.

6.             Use and Care of Premises.  The Premises may be used for any lawful purpose and shall be kept in a clean and safe condition in accordance with local ordinances and lawful direction of proper authorities.

7.             Structural Alterations or Additions.  No structural alterations or additions shall be made by Lessee during the term of this Lease, in or to the Premises, without the prior written consent of Lessor, which consent shall not be unreasonably withheld.  Any alterations or additions to be made shall comply with appropriate building code and zoning ordinances.  All additions or alterations as made shall, at the option of Lessor, become part of the Premises and property of Lessor or, upon termination of the Lease, Lessor may demand that Lessee remove the same and restore the Premises to a substantially similar condition they were in prior to Lessee’s occupancy, reasonable wear and tear, and damage caused by casualty, excepted.  However, once Lessor agrees that an alteration shall become part f the Premises and the property of Lessor, Lessee shall have no obligation to remove said alteration.

8.             Utilities and Services.  Lessee shall pay all utility and service charges, including but not limited to, gas, water, heat, air-conditioning or electricity charges, used in the Premises, as the same shall become due.

9.             Taxes.  Lessee shall, during the term of this Lease, pay all real estate taxes levied in respect of the Premises, or any part thereof, whether assessed against Lessor or against Lessee.  Lessee shall pay to Lessor, as additional rent, an amount equal to one-twelfth (1/12th) of the real estate taxes levied in respect of the Premises.  Said amount shall be calculated on the basis of the prior year’s real estate taxes and shall be payable, in advance, with each of Lessee’s monthly rental payments.

If the total of Lessee’s additional rent payments, relative to real estate taxes with respect to any tax year, is less than the actual amount of the Premises’ real estate taxes, then Lessee shall pay, within thirty (30) days of Lessee’s receipt of Lessor’s written demand, the difference between the total of Lessee’s additional rent payments, for the applicable year, and the actual real estate taxes due and owing with respect to the Premises.

If the total of Lessee’s additional rent payments, relative to real estate taxes with respect to any tax year, exceeds the actual amount of the Premises’ real estate taxes, then the excess shall be credited against Lessee’s obligation to pay real estate taxes for the Premises for the following year, or in the event this Lease has terminated, Lessor shall promptly refund such overpayment amount to Tenant.

In the event any special assessments, including specifically, but not exclusively, curb, gutter, paving, etc., are levied against the Premises and are not caused specifically by the actions of Lessee, then Lessor shall be responsible for the payment of said special assessments in full when levied or, if an alternative installment payment is available, at Lessor’s option, Lessor shall pay said special assessments over the installment periods.

The foregoing notwithstanding, to the extent that any structural alterations or additions are made to the Premises which increase the value of the Premises for purposes of real estate taxes or result in a special assessment being levied against the Premises, Lessee shall be responsible for the payment of said increase in said real estate taxes and/or said special assessment.

10.          Repairs and Maintenance.  Lessee shall keep and maintain the Premises in good condition and repair (except for reasonable wear and tear and damage by casualty), including, but not limited to, the heating, electrical, plumbing and air-conditioning systems exclusively serving the Premises, and shall replace all broken and cracked glass.  Except as set forth below, Lessee shall also be responsible for repairing any damage caused to the Premises, whether directly or indirectly, during Lessee’s occupancy of the Premises.

Lessor has delivered the building in good repair and condition to Lessee, but agrees that Lessor shall be obligated to maintain such structural portions of the building (i.e., walls, roof and foundations) during the term hereof, provided that said repair is not due to the actions of Lessee in which event Lessee shall be responsible for such repair and maintenance.

If Lessee refuses or neglects to commence or complete repairs promptly and adequately, Lessor may, but shall not be required to do so, make or complete said repairs and Lessee shall pay the reasonable third-party costs thereof to Lessor within ten (10) days written demand therefore..  Lessee shall comply with the directions of proper public officers as to the maintenance of the Premises and shall comply with all health and police regulations applicable to or affecting the Premises.

Lessee shall undertake appropriate measures to maintain the Premises in a sanitary condition and free from rodents and/or pests.

Lessee shall be responsible for snow removal and lawn and landscape maintenance at the Premises.

11.                               Insurance.

A.            Fire and Extended Coverage.  Lessee shall carry fire and extended coverage insurance on the Premises during the entire term of this Lease in an amount equal to the full insurable value of the buildings and all additions or improvements made thereon by either party, written by a reliable insurance company or companies authorized to do business in the State of Wisconsin.

B.            Liability.  Lessee shall keep in force for the benefit of Lessor and Lessee comprehensive general liability insurance with minimum limits of liability in respect to bodily injury of One Million Dollars ($1,000,000.00) for each person and Two Million Dollars ($2,000,000.00) for each occurrence and, with respect to property damage, the sum of Five Hundred Thousand Dollars ($500,000.00) for each occurrence.

C.            Contents.  Lessee shall keep in force for Lessee’s benefit a policy of insurance in broad endorsement form to protect damage to the contents on the Premises.

D.            Waiver of Subrogation.  Each party mutually releases and discharges the other, and its employees, from all claims and liabilities arising from or caused by any hazard covered by insurance on the Premises or covered by insurance in connection with property on or activities conducted on the Premises, regardless of the cause of the damage or loss.

This release is conditioned upon the inclusion in the policy or policies of a provision whereby any such release shall not adversely affect said policies or prejudice any right of the party releasing the other to recover through said policy.  Each party agrees that such party’s insurance policy shall include such a provision so long as the same shall be obtainable without extra cost.

E.             Certificates of Insurance.  All Certificates of Insurance shall be deposited with Lessor.  The policy or policies shall name Lessor and Lessee as insureds and shall bear endorsements to the effect that the insurer agrees to notify Lessor not less than thirty (30) days in advance of any modification or cancellation thereof.

Lessee agrees that no act or thing shall be done on the Premises which may void, or make voidable, any insurance on the Premises, or any part thereof.

12.          Damage by Fire or Other Casualty.  Damage not in excess of thirty-three and one-third percent (33-1/3%) of the Premises by fire or any other cause shall not terminate this Lease, but shall entitle Lessee to a pro rata abatement or reduction in rent payable to Lessor.  Lessor shall proceed with due diligence to collect the proceeds of any available insurance, and rebuild or restore the Premises to at least as good a condition as existed immediately prior to the casualty.

In the event of damage in excess of thirty-three and one-third percent (33-1/3%) of the Premises or its total destruction, Lessee shall have the option to terminate this Lease and surrender the Premises, or to a pro rata abatement or reduction of the rent payable to Lessor.

In the event Lessor and Lessee mutually agree that it would be in their best interest to rebuild or restore the Premises, then Lessor shall proceed with due diligence to collect the proceeds of any available insurance and rebuild or restore the Premises to at least as good a condition as existed immediately prior to the casualty.

13.          Lessor’s Right of Entry.  Lessor may enter into and on the Premises, including any building or structure thereon, during Lessee’s normal business hours, and on twenty-four (24) hours prior notice, for the purpose of examining or inspecting the conditions thereof in order to exercise any right or power reserved to Lessor under the terms and provisions of this Lease.

14.          “For Rent” or “For Sale” Signs of Lessor.  Lessor may, within one hundred eighty (180) days prior to the expiration of any Lease term, if there has been no extension or renewal, place signs on the walls, doors or windows of the building on the Premises, advertising that the Premises are for rent or for sale, which signs shall remain thereon without hindrance or molestation by Lessee.

15.          Restrictions Against Liens.  Lessee shall pay and settle all expenses and liabilities arising out of or in any way connected with any and all construction, repairs, alterations or maintenance authorized by Lessee and approved by Lessor of any and all buildings on the Premises, and Lessee shall keep the Premises and the structures thereon free and clear from all liens of mechanics or materialmen, and all liens of a similar character, arising out of or growing out of the construction, repair, alteration or maintenance of such structures.

16.          Indemnity.  Lessee assumes all risks and responsibilities for accidents, injuries, or death resulting from injuries or damages to person or property occurring in, on, or about the Premises.  Subject to the waiver of subrogation set forth in Section 11D hereof, Lessee agrees to indemnify and hold Lessor, and Lessor’s members, officers, directors, employees, agents, and assigns from any and all claims, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees) arising from or in connection with, the condition, use, or control of the Premises, including the improvements thereon, during the term of this Lease and any renewal term.  Subject to the waiver of subrogation set forth in Section 11D hereof, Lessee shall be liable to Lessor for any damages to the Premises, including the improvements thereon, and for any act done by Lessee or any employee or agent of Lessee, or any invitee or licensee of Lessee.

17.          Waste.  Lessee shall not suffer or permit any waste, or overloading, damaging or defacing of the Premises, or any uses thereof which shall be unlawful, improper or contrary to any law of the State of Wisconsin, or ordinance of the municipality, or rule or regulation of any public authority at the time being in force, or injurious to any person or property.

18.                               Assignment and Subleases.  Lessee may not assign or transfer this Lease or sublease the whole or any part of the Premises, without the written consent of Lessor, which shall not be unreasonably withheld, provided that Lessee shall nevertheless remain primarily liable to Lessor for the payment of all rent and for the full performance of all of the covenants and conditions of this Lease.

Lessor shall, however, have the right to sell or transfer the Premises, subject to all of the provisions of this Lease.

19.                               Compliance with Laws.  Lessee agrees to observe and comply with all rules, regulations and laws now in effect, or which may be enacted during the continuance of this Lease, by any municipal, county, State or Federal authorities having jurisdiction over the Premises.

20.                               Lessee’s Default.  This Lease is made upon the condition that Lessee shall punctually and faithfully perform all of the covenants and agreements by Lessee to be performed as herein set forth, and if any of the following events of default shall occur, to-wit:

A.            The rent or any other sums required to be paid by Lessee hereunder, or any part thereof, shall at any time be in arrears and unpaid for fourteen (14) days after receipt of written notice of default from Lessor to Lessee; or

B.            There be any default in the observance or performance of any of the other covenants, agreements or conditions of this Lease on the part of Lessee to be kept and performed, and said default shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee (unless such default cannot be reasonably cured within thirty (30) days and Lessee shall have commenced to cure said default within said thirty (30) days and continues diligently to pursue the curing of the same); or

C.            Any proceedings in bankruptcy, insolvency or reorganization shall be instituted against Lessee, and such proceeding is not stayed within 45 days of its commencement, pursuant to any federal or state law, or any receiver or trustee shall be appointed for all or any portion of Lessee’s business or property, or any final, non-appealable execution or attachment in excess of $500,000 shall issue against Lessee or Lessee’s business or property or against the leasehold estate created under this Lease or Lessee shall be adjudged a bankrupt or insolvent, or Lessee shall make an assignment for the benefit of creditors, or Lessee shall file a voluntary petition in bankruptcy or petitions for (or enters into) an arrangement for reorganization, composition or any other arrangement with Lessee’s creditors under any federal or state law; or

D.            The leasehold estate hereby created shall be taken on execution or by other process of law;

then, and in any of said cases, Lessor, at Lessor’s option, may terminate this Lease and reenter upon the Premises and take possession thereof with full right to sue for and collect all sums or amounts with respect to which Lessee may then be in default and accrued up to the time of such entry, including damages to Lessor by reason of any breach or default on the part of Lessee, or Lessor may, if Lessor elects so to do, bring suit for the collection of such rents and damages without entering into possession of the Premises or voiding this Lease.

In addition to, but not in limitation of, any of the remedies set forth in this Lease or given to Lessor by law or in equity, Lessor shall also have the right and option, in the event of any default by Lessee under this Lease and the continuance of such default after the period of notice above provided, to retake possession of the Premises from Lessee by summary proceedings or otherwise (and it is agreed that the commencement and prosecution of any action by Lessor in forcible entry and detainer, ejectment or otherwise, or any execution of any judgment or decree obtained in any action to recover possession of the Premises, shall not be construed as an election to terminate this Lease unless Lessor expressly exercises Lessor’s option hereinbefore provided to declare the term hereof ended, whether or not such entry or reentry be had or taken under summary proceedings or otherwise, and shall not be deemed to have absolved or discharged Lessee from any of Lessee’s obligations and liabilities for the remainder of the term of this Lease) and Lessee shall, notwithstanding such entry or reentry, continue to be liable for the payment of the rents and the performance of the other covenants and conditions hereof and shall pay to Lessor all monthly deficits after any such reentry in monthly installments as the amounts of such deficits from time to time are ascertained and if, in the event of any such ouster, Lessor rents or leases the Premises to some other person, firm or corporation (whether for a term greater than, less than or equal to the unexpired portion of the term created hereunder) for an aggregate rent during the portion of such new lease coextensive with the term hereby created which is less than the rent Lessee would pay hereunder for such period, Lessor may immediately, upon the making of such new lease or the creation of such new tenancy, sue for and recover the difference between the aggregate rental provided for in said new lease or the portion of the term thereof coextensive with the term created hereunder and the rent which Lessee would pay hereunder for such period, together with any expenses to which Lessor may be put for brokerage commission, placing the Premises in tenantable condition or otherwise.  If such new lease or tenancy is made for a shorter term than the balance of the term of this Lease, any such action brought by Lessor to collect the deficit for that period shall not bar Lessor from thereafter suing for any loss accruing during the balance of the unexpired term of this Lease.

In addition to all other sums due and owing from Lessee to Lessor, as the result of Lessee’s default in any term or condition set forth in this Lease, Lessee shall be responsible for and shall pay to Lessor all of Lessor’s costs and expenses, including actual attorneys’ fees, incurred by Lessor in enforcing Lessee’s obligations pursuant to this Lease.  However, Lessor acknowledges that Lessor has a duty to mitigate Lessor’s damages in the event of a default by Lessee.

21.          Quiet Enjoyment.  Lessor agrees that if the rent aforesaid shall be paid as hereinabove provided and Lessee shall keep and perform the covenants of this Lease on the part of Lessee to be kept and performed, Lessee shall peaceably and quietly hold, occupy and enjoy the Premises during the term hereof, without hindrance or molestation by Lessor or any person or persons lawfully claiming under Lessor.

22.          Lessor’s Remedies; Cumulative, etc.  Each right, power and remedy of Lessor provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights, powers or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor of any or all other such rights, powers or remedies.

23.          Waiver.  Any assent, express or implied, by Lessor to any breach of any agreement or condition herein contained, or any waiver, express or implied, by Lessor of any such agreement or condition herein contained shall operate as such only in specific instances, and shall not be construed as an assent or waiver of any such agreement or condition generally or of any subsequent breach thereof.

24.          Signs.  Lessee shall have the right at all times during the term of this Lease, at Lessee’s sole expense, to erect, install, operate and maintain identifying signs on the Premises provided that, upon the removal of said signs, the Premises are restored to at least as good a condition as existed prior to their installation.

25.          Hazardous Substances.  Lessee shall not cause or permit any hazardous substances to be used, stored, generated or disposed of on, in or about the Premises by Lessee, Lessee’s agents, employees, contractors or invitees; provided, however, that Lessee may keep and use small quantities of hazardous substances as are necessary in the ordinary course of Lessee’s business, and further provided that Lessee shall handle, store, use and dispose of any such hazardous substance in accordance with applicable Federal, State and local laws and regulations, and in a manner which shall not cause contamination to the Premises.

Lessee shall indemnify and hold Lessor harmless from any liability, claim, demand, order or injury (including reasonable attorney, consultant and expert fees), arising from Lessee’s, or Lessee’s agents’, employees’, contractors’ or invitees’ handling, storage, disposal or release of any hazardous substance in, under or about the Premises, including, without limitation, the cost of any required or necessary repair, cleanup, remediation or detoxification of the Premises.

The foregoing covenants and indemnification shall survive the expiration of the term of this Lease.

The foregoing covenants and indemnification are cumulative to any rights or remedies which Lessor or Lessee may have at law or in equity, and shall not operate to limit such rights or remedies.

As used herein, “hazardous substance” means any substance that is toxic, ignitable, reactive or corrosive, and whose storage, handling, disposal or transport is regulated by Federal, State or local statute, rule, regulation or ordinance, and shall include any material or substance that is defined as “hazardous waste,” “extremely hazardous waste” or a “hazardous substance” pursuant to Federal, State or local statute, rule, regulation or ordinance, including, but not limited to, asbestos, polychlorinated biphenyls (“PCBs”) and petroleum. In no event shall Tenant be liable or responsible for any environmental conditions or hazardous substances existing prior to the date of this Lease

26.          Holding Over.  If Lessee remains in possession of the Premises after the expiration of the term, or after termination of this Lease, and without the execution of a new Lease, Lessee shall be deemed to be occupying the Premises as a lessee from month-to-month, subject to all the conditions, provisions, and obligations of this Lease insofar as they are applicable to a month-to-month tenancy.  The inclusion of this paragraph or acceptance by Lessor of any rent after the expiration of the term or termination of this Lease shall not constitute permission for Lessee to hold over.  Lessee expressly waives any requirement for Lessor to give Lessee any notice to quit the Premises, whether at the end of the term or during any hold-over period.

27.          Eminent Domain.  In case the Premises, or any part thereof, shall be taken by right of eminent domain, or by other authority of law, after execution hereof, and before expiration of said term, this Lease and said term shall terminate at the election of the Lessee; and if the Lessee shall not so elect, then in case of such taking, a just proportion of rent hereinbefore reserved, according to nature and extent of injuries sustained by the Premises, shall be abated until the Premises, or whatever may remain thereof, shall have been put in proper condition for use and occupancy.  In case of any such taking, the total damages arising therefrom shall be recovered by Lessor, Lessee hereby assigning all rights in or to such damages to Lessor, and the net amount recoverable and recovered therefor shall be apportioned between Lessor and Lessee in such proportions as shall be reasonably determined by Lessor.  It is the intention of the parties, in regard to distribution of damages or indemnity for taking by public authority, to appoint Lessor as the person to whom such damages or indemnity are to be paid, and to provide that such sums shall be distributed in the manner herein provided for.

28.          Subordination.  This Lease and all rights of Lessee hereunder shall be subject and subordinate to the lien of any and all mortgages on the underlying financing of the Lessor which affect the Premises or any part thereof and to any and all renewals, modifications or extensions of any such mortgages.  Conditioned on Lessee first receiving from any lien holder of the Premises an executed Subordination, Non-Disturbance and Attornment Agreement in form and content reasonably acceptable to Lessee(“SNDA”),Lessee shall on demand execute, acknowledge and deliver to Lessor without expense to Lessor any and all instruments that may be necessary or proper to subordinate this Lease and all rights therein to the lien of any such mortgage or mortgages and each renewal, modification or extension and if Lessee shall fail at any time to execute, acknowledge and deliver any such subordination instrument, Lessor, in addition to any other remedies available and consequence thereof, may execute, acknowledge and deliver the same as Lessee’s attorney-in-fact and in Lessee’s name.  Lessee hereby irrevocably makes, constitutes and appoints Lessor, Lessor’s successors and assigns, as Lessee’s attorney-in-fact for that purpose.

29.          Notices.  Any notice or other communication required by or permitted to be given in connection with this Lease shall be in writing, and shall be delivered in person or sent first class mail, certified or registered mail, return receipt requested, postage prepaid, to the respective parties at the addresses set forth below, or at such other address as may be specified from time to time in writing delivered by the other party:

Lessor:
J.J.C. Valley Properties, LLC
Attn: Jeffrey E. Corcoran
N100 Craftsmen Drive
Greenville, WI 54942

With a copy to:	Metzler, Timm, Treleven & Hermes, S.C.
Attn: David J. Timm
222 Cherry Street
Green Bay, WI 54301-4223

Lessee:
ISI Controls, Ltd.
12903 Delivery Drive
San Antonio, Texas 78247

With a copy to:	D. Hull Youngblood, Jr.
K&L Gates
111 Congress Avenue
Suite 900
Austin, Texas 78701

30.          Construction of Lease.  This Lease shall be construed in accordance with the laws of the State of Wisconsin, and shall further be construed without regard to any presumption or rule requiring construction against the party causing the Lease to be drafted.

31.          Recordation of Memorandum of Lease. Neither Lessor nor Lessee shall record this Lease.  However, either party may record a Memorandum of Lease, providing notice of Lessee’s interests described herein for the entire Lease term, including extensions.  Said Memorandum of Lease shall not contain any specific information about the Lease rental payment amounts.

32.          Entire Lease.  This Lease evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to any matters provided for herein other than those set forth herein.

33.          Severability.  The parties agree that, if any provision of this Lease shall, under any circumstances, be deemed invalid or inoperative, this Lease shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

34.          Amendment and Modification.  The parties hereto may amend, modify or supplement this Lease in such manner as may be mutually agreed upon by them in writing.

35.          Binding Effect.  This Lease shall be binding upon and inure to the benefit of the parties, their respective heirs, successors, personal representatives and assigns.

36.          Arbitration.  Except for matters related to the Lessee’s obligation to timely pay rent, when due and any related action to terminate Lessee’s tenancy and evict Lessee from the Premises; disputes arising under this Lease or in any way relating to the relationship of Lessee and Lessor as contemplated in this Lease, shall be resolved through binding arbitration located in Appleton, Outagamie County, Wisconsin.  Arbitration shall be initiated by either party providing to the other party written notice of a request for arbitration which such notice shall include facts of sufficient detail in order to apprise the other party of the nature of the alleged dispute.  Each party shall appoint one (1) representative and said representatives shall, thereafter, mutually agree upon and select one (1) person who shall serve as the parties’ arbitrator hereunder (the “Arbitrator”).  If the parties’ representatives are unable to agree, as determined in the sole discretion of Lessor’s representative, as to the appointment of the Arbitrator, then the Arbitrator shall be selected by Lessor’s representative with notice of said selection being delivered to Lessee in writing; provided, however, that the Arbitrator selected solely by Lessor’s representative must be a former Wisconsin Circuit Court judge.  The initiating party’s representative shall be identified in the initiating party’s initial notice.  The other party’s representative shall be named, in writing, by delivery of a notice to the initiating party within five (5) days of said party’s receipt of the initial arbitration notice.  Each of parties’ representatives shall be members in good standing of the Wisconsin State Bar Association and who shall have expertise in commercial disputes and/or business transactions.  The parties’ representatives shall select the Arbitrator who shall also be a member in good standing of the Wisconsin State Bar Association and who shall also have expertise in commercial disputes and/or business transactions.   If either Lessee or Lessor fails to timely appoint their representative, then the other party’s timely appointed member may select the Arbitrator.  The Arbitrator shall provide a written decision stating his findings based on the facts of any dispute and the applicable law.  Except as specifically set forth herein, all matters relating to the arbitration proceedings contemplated in this Lease, shall be governed by and be conducted in accordance with Chapter 788 of the Wisconsin Statutes, as may be amended from time to time.  The decision of the Arbitrator shall be conclusively binding on the parties hereto.

The terms of this Section 36, with respect to arbitration, are self executing.  If any party refuses or neglects to appear at or participate in any arbitration proceeding conducted pursuant to the terms and conditions of this Lease, after reasonable notice, the Arbitrator shall proceed ex parte to decide the matter in accordance with the evidence as presented by the participating party.  All hearings conducted by the Arbitrator shall be conducted within forty-five (45) days of the date of appointment of the Arbitrator and all discovery deadlines and other time sensitive matters shall be scheduled consistent therewith.  Not later than seven (7) days prior to any arbitration hearing, including, but not limited to, a final hearing, the parties shall deliver to one another and to the Arbitrator, a written list of the names of all witnesses and a specific written summary of the testimony expected to be provided by each witness.  In addition, each party shall provide to the other party copies of all documents intended to be presented at said hearings within said seven (7) day time period.  No witness or document shall be allowed to testify at or shall be allowed presented at said hearings which has not been disclosed to the other party and to the Arbitrator as required in the preceding sentences.

In any arbitration proceeding conducted pursuant to the terms and conditions of this Lease, the prevailing party, as determined by the Arbitrator, shall be entitled to recover from the non-prevailing party, in addition to such other relief as may have been provided by the Arbitrator, the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with the arbitration proceeding.  If neither party is determined by the Arbitrator to have prevailed on all issues, then the Arbitrator shall be entitled to, but shall not be obligated to, assess costs and reasonable attorneys’ fees, against the parties the Arbitrator deems appropriate.  Under all circumstances, the costs and expenses of the Arbitrator shall be split equally between Lessee and Lessor.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first written above.

LESSOR:			LESSEE:
J.J.C. VALLEY PROPERTIES, LLC			ISI Controls, Ltd.
By: Metroplex Control Systems, Inc
Its: Sole General Partner

By:	/s/ Jeffrey E. Corcoran	By:	/s/ Sam Youngblood
	Jeffrey E. Corcoran, Member		Sam Youngblood
		Its:	CEO

By:	/s/ Jeffery D. Corcoran
Janell D. Corcoran, Member

THIS INSTRUMENT WAS DRAFTED BY:

Attorney David J. Timm

Metzler, Timm, Treleven & Hermes, S.C.

222 Cherry Street

Green Bay, WI  54301-4223

(920) 435-9393

[Signature Page to JJC/ISI Lease Agreement]